Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the O-I Glass, Inc. Third Amended and Restated 2017 Incentive Award Plan of our reports dated February 9, 2022, with respect to the consolidated financial statements and schedule of O-I Glass, Inc. and the effectiveness of internal control over financial reporting of O-I Glass, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Toledo, Ohio

November 3, 2022